Exhibit 99.1

CONTACTS:

Media:	Bill Mintz	(713) 296-7276
	Robert Dye	(713) 296-6662
Investor:	Tom Chambers	(713) 296-6685
	Rob Rayphole	(713) 296-6160

Website:	www.apachecorp.com
APACHE COMPLETES MERGER WITH MARINER ENERGY
     Houston, Nov. 10, 2010 — Apache Corporation (NYSE, Nasdaq: APA) today announced that it has completed its merger with Mariner Energy (NYSE: ME).
     The merger closed today following its approval by Mariner’s stockholders and subsequent completion of documentation. Apache issued approximately 17.5 million shares of its common stock and paid approximately $800 million in cash to Mariner stockholders. Apache also assumed Mariner’s debt with current fair value of approximately $1.6 billion. As a result of the merger, former Mariner stockholders own approximately 5 percent of Apache’s outstanding shares of common stock.
     At a special meeting, 79.1 percent of Mariner’s stockholders voted to approve the merger.
     Under the merger agreement, Mariner stockholders had the option to elect to receive consideration consisting of cash, shares of Apache common stock or a combination of both in exchange for their shares of Mariner common stock, subject to a proration feature. Mariner stockholders electing to receive a mix of cash and stock consideration and non-electing stockholders will receive $7.80 in cash and 0.17043 shares of Apache common stock in exchange for each share of Mariner common stock. Subject to proration, Mariner stockholders electing to receive all cash will receive $26.00 in cash per Mariner share and Mariner stockholders electing to receive only Apache common stock will receive 0.24347 shares of Apache common stock in exchange for each share of Mariner common stock. Trading in Mariner’s common stock on the New York Stock Exchange will cease after market close today.
     “The Mariner merger — along with our $7 billion acquisition of BP’s upstream operating regions in the Permian Basin, Canada and Egypt and our earlier $1 billion acquisition of Devon’s Gulf of Mexico

Shelf assets — will provide Apache with a rich inventory of growth and value-enhancement opportunities for years to come,” said G. Steven Farris, Apache’s chairman and chief executive officer.
     At year-end 2009, Mariner had estimated proved reserves of 181 million barrels of oil equivalent (boe) (47 percent liquid hydrocarbons) in the Gulf Shelf and deepwater, onshore Gulf Coast, Permian Basin and unconventional onshore plays, as well as unbooked resource potential of 2 billion boe. Mariner’s deepwater portfolio includes 125 blocks, seven discoveries in development — including interests in the world-class Lucius and Heidelberg discoveries — and more than 50 prospects. During the third quarter, Mariner produced 51,348 boe per day.
     “Apache’s team — including new hands from Mariner, BP and Devon — is looking forward to tackling the enlarged opportunity base that these assets bring to three core regions in our portfolio,” Farris said. “The Mariner merger also adds a new dimension to our portfolio — deepwater oil exploration.
     “Apache has a truly unique culture, with a strong sense of urgency, the empowerment of our employees, and an independent mindset; it’s at the heart of how we build value,” Farris said. “Apache’s sense of urgency was a factor in our team’s ability to attain seven of the 13 new drilling permits approved by federal regulators for all operators since June.”
     Apache Corporation is an oil and gas exploration and production company with operations in the United States, Canada, Egypt, the United Kingdom North Sea, Australia and Argentina. Apache posts announcements, updates, investor information and all press releases, on its website, www.apachecorp.com.
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Forward-Looking Statements
     This news release contains certain “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 including, without limitation, expectations, beliefs, plans and objectives regarding production and exploration activities. Any matters that are not historical facts are forward-looking and, accordingly, involve estimates, assumptions, risks and uncertainties, including, without limitation, risks, uncertainties and other factors discussed in our most recently filed Annual Report on Form 10-K, recent Quarterly Reports on Form 10-Q, recent Current Reports on Form 8-K available on our website, http://www.apachecorp.com/, and in our other public filings and press releases. There is no assurance that Apache’s expectations will be realized, and actual results may differ materially from those expressed in the forward-looking statements. We assume no duty to update these statements as of any future date. However, readers should review carefully reports and documents that Apache files periodically with the Securities and Exchange Commission.